Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD FIRST QUARTER RESULTS

•	Revenue grew to $1.6 billion, a 31% increase from first quarter 2011.

•	Adjusted EBITDA increased 43% to $119 million, excluding certain items, the Company’s highest-ever first quarter result.

•	Net income grew 17%, to $14 million, excluding certain items, and GAAP net loss was $23 million.

Parsippany, N.J., May 7, 2012 – Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2012. For the quarter, the Company reported revenue of $1.6 billion, a 31% increase compared with the prior-year first quarter. Excluding certain items, Adjusted EBITDA increased 43% to $119 million. The Company reported net income of $14 million, excluding certain items, and a GAAP net loss of $23 million due to debt extinguishment costs and acquisition-related charges. Results were consistent with preliminary estimates that the Company published on May 1.

As previously announced, the Company completed its acquisition of Avis Europe plc on October 3, 2011. For the quarter ended March 31, 2012, the acquisition of Avis Europe contributed revenue of $327 million and an Adjusted EBITDA loss of $7 million, excluding certain items. Excluding Avis Europe, the Company’s revenue grew 5% in the first quarter and Adjusted EBITDA increased 52%, excluding certain items.

“We are pleased with our first quarter results, with organic revenue growth ahead of enplanement growth and Adjusted EBITDA reaching record levels, excluding certain items,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Travel demand across the majority of our markets remains healthy, and residual values of our vehicles in North America have proven to be significantly stronger than our original expectations. Our integration of Avis Europe is progressing as expected, and we remain confident in our ability to achieve $35 million in annual synergy benefits by the first anniversary of the acquisition.”

Executive Summary

Revenue increased 31% in first quarter 2012 compared to first quarter 2011 primarily due to a 31% increase in rental days, a 3% decrease in pricing and a 43% increase in ancillary revenues. Excluding Avis Europe, rental volume increased 6% and pricing declined 2%. First quarter Adjusted EBITDA increased 43% to $119 million, excluding certain items, driven by increased revenues and lower fleet costs in North America.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Prior-period results have been revised to reflect the movement of Canadian results from the International segment to the North America segment. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental and Canadian vehicle rental operations)

	2012	2011	% change
Revenue	$1,038	$998	4%
Adjusted EBITDA	$93	$54	72%

Revenue increased 4% primarily due to a 7% increase in volume and 10% growth in ancillary revenues, partially offset by a 3% year-over-year decline in pricing. Adjusted EBITDA increased 72%, primarily due to increased revenue and a 21% decline in per-unit fleet costs.

International

(Consisting of the Company’s international vehicle rental operations)

	2012	2011	% change
Revenue	$510	$162	215%
Adjusted EBITDA	$22	$33	(33)%

Revenue increased 215% primarily due to the acquisition of Avis Europe. Excluding the acquisition, revenue increased $21 million, or 13%, primarily as a result of a 6% increase in volume and a 5% increase in pricing due to foreign–currency movements. Adjusted EBITDA declined $11 million due to a $14 million loss from our European operations, including $7 million of restructuring costs.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2012	2011	% change
Revenue	$75	$75	0%
Adjusted EBITDA	$1	$0	NM

Truck rental revenue was unchanged in the first quarter with a 4% increase in pricing offset by a 4% decline in volume. Adjusted EBITDA increased by $1 million primarily due to reduced fleet costs.

Other Items

•

Convertible Notes Repurchase - The Company repurchased $100 million of its 3.50% convertible notes at a price of $115 million, excluding accrued interest, reducing the potential equity dilution associated with the notes by more than 6 million shares.

•

Term Loan Borrowings - The Company completed an offering of $500 million of term loan borrowings due 2019 at LIBOR plus 3.25% per annum, subject to a 1% LIBOR floor. The interest rate on the new term loan is nearly two points lower than the rate on the debt the loan was used to repay.

•

Senior Notes Issuance - The Company completed an offering of $125 million aggregate principal amount of 8.25% senior notes due 2019 which were priced at 103.5% of par for an effective yield (yield-to-worst) of 7.3%. Proceeds will be used to redeem $125 million of outstanding 7.625% senior notes due 2014.

•

Asset-Backed Bond Offering - The Company completed an offering of $750 million of asset-backed bonds with a weighted average interest rate of 2.6%. Proceeds will be used to refinance ABS debt maturing in 2012 that has a blended interest rate of over 6%.

•

Avis Budget EMEA Statistics - In the Company’s newly acquired operations in Europe, the Middle East and Africa, revenue declined 5% in first quarter 2012 compared to first quarter 2011 due to a 4% decline in rental days and a 3% decline in pricing attributable to exchange-rate movements. Pricing increased approximately 1% on a constant-currency basis.

•

Investor Day - The Company plans to hold an Investor Day meeting on May 8, 2012 at 9:00 a.m. in New York City. Advanced registration is required and can be done at ir.avisbudgetgroup.com. The event will also be webcast live and can be accessed on the Company’s website. A replay will be available following the conclusion of the event.

•

Annual Stockholders Meeting - We have scheduled our 2012 Annual Meeting of Stockholders for June 11, 2012 in Wilmington, Del. Stockholders of record as of the close of business on April 16, 2012 will be entitled to vote at the annual meeting.

Outlook

•

Financial Outlook - The Company expects its full-year 2012 revenue to be approximately $7.3 billion to $7.6 billion, a 24% to 29% increase compared to 2011, and its Adjusted EBITDA to be approximately $825 million to $875 million, excluding certain items, an increase of 35% to 43%. The Company also expects that its 2012 interest expense related to corporate debt will be approximately $255 million, that its non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisition of Avis Europe) will be approximately $110 million, and that its pretax income will be approximately $460 million to $510 million, excluding certain items.

The Company expects that its effective tax rate in 2012 will be approximately 34% to 38%, excluding items, and that its diluted share count will be approximately 125 million. Based on these expectations, the Company estimates that its 2012 diluted earnings per share, excluding certain items, will be approximately $2.35 to $2.65.

•

Fleet Costs - The Company now expects that its North America fleet costs will decrease 3% to 8% on a per-unit basis in 2012 compared to the prior year. Consistent with its long-standing policy, the Company has prospectively revised the depreciation rates on many of the vehicles in its North American car rental fleet to reflect the significantly stronger residual values it currently foresees.

•

Acquisition Synergies - The Company continues to expect to reach a run-rate of more than $35 million of annual synergies from the acquisition of Avis Europe within the first twelve months following the acquisition.

•

Performance Excellence Savings - The Company is continuing its efforts to reduce costs and enhance productivity and expects that such initiatives will provide incremental benefits of more than $45 million in 2012.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on May 7, 2012, at 9:00 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on May 7 until 8:00 p.m. (ET) on May 21 at (203) 369-3691, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation and regulation involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2011, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts

Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended March 31,
	2012	2011	% Change
Income Statement and Other Certain Items
Net revenues	$1,623	$1,235	31%
Adjusted EBITDA (non-GAAP)	112	83	35%
Income (loss) before income taxes	(26)	11	*
Net income (loss)	(23)	7	*
Earnings (loss) per share - Diluted	(0.22)	0.06	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,623	$1,235	31%
Adjusted EBITDA	119	83	43%
Income (loss) before income taxes	19	20	(5%)
Net income (loss)	14	12	17%
Earnings (loss) per share - Diluted	0.12	0.11	9%

	As of
	March 31, 2012	December 31, 2011
Balance Sheet Items
Cash and cash equivalents	$606	$534
Vehicles, net	9,417	8,356
Debt under vehicle programs	6,451	5,564
Corporate debt	3,301	3,205
Stockholders’ equity	435	412

Segment Results

	Three Months Ended March 31,
	2012	2011	% Change
Net Revenues
North America	$1,038	$998	4%
International	510	162	215%
Truck Rental	75	75	0%
Corporate and Other	—	—	*

Total Company	$1,623	$1,235	31%

Adjusted EBITDA (B)
North America	$93	$54	72%
International	22	33	(33%)
Truck Rental	1	—	*
Corporate and Other	(4)	(4)	*

Total Company	$112	$83	35%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$112	$83
Less: Non-vehicle related depreciation and amortization	32	23
Interest expense related to corporate debt, net:
Interest expense	73	47
Early extinguishment of debt	27	—
Transaction-related costs	6	2

Income (loss) before income taxes	$(26)	$11	*

*	Not meaningful.
(A)	During the three months ended March 31, 2012, we recorded certain items of $45 million, consisting of $27 million ($23 million, net of tax) for costs related to the early extinguishment of debt, $7 million ($5 million, net of tax) in restructuring costs, $6 million ($5 million, net of tax) for transaction-related costs related to the integration of Avis Europe and $5 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

During the three months ended March 31, 2011, we recorded certain items of $9 million, consisting of $7 million ($4 million, net of tax) of interest expense and $2 million ($1 million, net of tax) of transaction-related costs related to our previous attempt to acquire Dollar Thrifty.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million and $9 million in first quarter 2012 and 2011, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues
Vehicle rental	$1,168	$918
Other	455	317

Net revenues	1,623	1,235

Expenses
Operating	893	659
Vehicle depreciation and lease charges, net	318	276
Selling, general and administrative	219	154
Vehicle interest, net	74	63
Non-vehicle related depreciation and amortization	32	23
Interest expense related to corporate debt, net:
Interest expense	73	47
Early extinguishment of debt	27	—
Restructuring charges	7	—
Transaction-related costs	6	2

Total expenses	1,649	1,224

Income (loss) before income taxes	(26)	11
Provision for (benefit from) income taxes	(3)	4

Net income (loss)	$(23)	$7

Earnings (loss) per share
Basic	$(0.22)	$0.07
Diluted	$(0.22)	$0.06

Weighted average shares outstanding
Basic	105.9	104.6
Diluted	105.9	106.8

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2012	2011	% Change
CAR RENTAL

North America Segment (A)
Rental Days (000’s)	19,440	18,241	7%
Time and Mileage Revenue per Day	$39.77	$41.17	(3%)
Average Rental Fleet	305,129	280,022	9%

International Segment (B)

Rental Days (000’s)	7,519	2,071	263%
Time and Mileage Revenue per Day	$44.48	$51.78	(14%)
Average Rental Fleet	115,839	33,110	250%

Total Car Rental

Rental Days (000’s)	26,959	20,312	33%
Time and Mileage Revenue per Day	$41.09	$42.25	(3%)
Average Rental Fleet	420,968	313,132	34%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	877	910	(4%)
Time and Mileage Revenue per Day	$68.56	$66.04	4%
Average Rental Fleet	25,127	26,003	(3%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Results for North America now include the results of our operations in Canada for all periods presented. Canada was previously included in our International segment. Excluding our operations in Canada, the results for the North America segment would have been as follows:

	Three Months Ended March 31,
North America (excluding Canada)	2012	2011	% Change
Rental Days (000’s)	18,399	17,189	7%
Time and Mileage Revenue per Day	$39.47	$40.74	(3%)
Average Rental Fleet	288,024	263,050	9%

(B)	For the three months ended March 31, 2012, results for International include the results of the recently acquired operations of Avis Europe. The results of such recently acquired operations are as follows:

	Three Months Ended March 31,
Avis Europe	2012	2011	% Change
Rental Days (000’s)	5,311	5,552	(4%)
Time and Mileage Revenue per Day	$40.29	$41.75	(3%)
Average Rental Fleet	81,652	86,489	(6%)

Of the 3% decline in time and mileage revenue per day, 4 percentage points are due to movements in foreign-exchange rates with time and mileage per day increasing 1 percentage point excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2012
Operating Activities
Net cash provided by operating activities	253

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(18)
Net cash used in investing activities of vehicle programs	(949)

Net cash used in investing activities	(967)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	90
Net cash provided by financing activities of vehicle programs	693

Net cash provided by financing activities	783

Effect of changes in exchange rates on cash and cash equivalents	3

Net change in cash and cash equivalents	72
Cash and cash equivalents, beginning of period	534

Cash and cash equivalents, end of period	$606

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2012
Pretax income	$(26)
Add-back of non-vehicle related depreciation and amortization	32
Add-back of debt extinguishment costs	27
Transaction-related costs	6
Working capital and other	(46)
Capital expenditures	(20)
Tax payments, net of refunds	4
Vehicle programs and (gain) loss on vehicle sales (B)	35

Free Cash Flow	12

Borrowings, net of debt repayments	74
Transaction-related payments	(15)
Financing costs, foreign exchange effects and other	1

Net change in cash and cash equivalents (per above)	$72

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2012
Free Cash Flow (per above)	$12
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	949
Financing activities of vehicle programs	(693)
Capital expenditures	20
Early extinguishment of debt	(18)
Proceeds received on asset sales	(3)
Purchases of GPS navigational units	1
Transaction-related payments	(15)

Net Cash Provided by Operating Activities (per above)	$253

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. As of June 30, 2011, management revised the manner in which it evaluates the operating results by excluding transaction-related costs from Adjusted EBITDA. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months ended March 31, 2012, excluding certain items. For the three months ended March 31, 2012, certain items consisted of $27 million ($23 million, net of tax) for costs related to early extinguishment of debt, $7 million ($5 million, net of tax) in restructuring charges, $6 million ($5 million, net of tax) of expenses related to the integration of Avis Europe and $5 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

Three Months Ended March 31, 2012
Adjusted EBITDA, excluding certain items	$119

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	27
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	73

Income before income taxes, excluding certain items	19

Less certain items:
Early extinguishment of debt	27
Restructuring charges	7
Transaction-related costs	6
Acquisition-related amortization expense	5

Loss before income taxes	(26)
Benefit from income taxes	(3)

Net loss	$(23)

Reconciliation of net income, excluding certain items to net income (loss):

Net income, excluding certain items	$14
Less certain items, net of tax:
Early extinguishment of debt	23
Restructuring charges	5
Transaction-related costs	5
Acquisition-related amortization expense	4

Net loss	$(23)

Earnings per share, excluding certain items (diluted)	$0.12

Earnings (loss) per share (diluted)	$(0.22)

Shares used to calculate earnings (loss) per share, excluding certain items (diluted)	127.6

The accompanying press release presents Adjusted EBITDA and income before income taxes for the three months ended March 31, 2011, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended March 31, 2011, certain items consisted of $7 million ($4 million, net of tax) of interest expense and $2 million ($1 million, net of tax) of general and administrative expenses related to our previous attempt to acquire Dollar Thrifty. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, transaction-related costs and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2011.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income:

Three Months Ended March 31, 2011
Adjusted EBITDA, excluding certain items	$83

Less: Non-vehicle related depreciation and amortization	23
Interest expense related to corporate debt, net (excluding debt extinguishment costs and interest related to our previous efforts to acquire Dollar Thrifty)	40

Income before income taxes, excluding certain items	20

Less certain items:
Acquisition-related interest	7
Transaction-related costs	2

Income before income taxes	11
Provision from income taxes	4

Net income	$7

Reconciliation of net income, excluding certain items to net income:

Net income, excluding certain items	$12
Less certain items, net of tax:
Acquisition-related interest	4
Transaction-related costs	1

Net income	$7

Earnings per share, excluding certain items (diluted)	$0.11

Earnings per share (diluted)	$0.06

Shares used to calculate earnings per share, excluding certain items (diluted)	128.0

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.